UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 30, 2006

IT&E International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Lomas Santa Fe Drive, Suite 200,
Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     858-366-0970

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

The Averion Merger Agreement

On June 30, 2006, the registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Averion Inc., a Massachusetts corporation and clinical research organization (“Averion”), for the purpose of combining with Averion. Closing of the transaction is subject to the satisfaction of certain closing conditions and the ongoing due diligence to be performed by the registrant on Averion (the “Closing”). If the Closing has not taken place prior to July 31, 2006, either party may terminate the Merger Agreement; provided, however, that the right to terminate shall not be available if the party seeking to terminate is responsible for the delay. Upon Closing, Averion’s founder and Chief Executive Officer, Dr. Philip T. Lavin, would become Chief Executive Officer of the combined company. The Merger Agreement is among the registrant, IT&E Merger Sub, Inc., a Massachusetts corporation and direct, wholly owned subsidiary of the registrant (“Merger Sub”), and IT&E Acquisition Co., Inc., a Delaware corporation and direct, wholly owned subsidiary of the registrant (“Acquisition Sub”), on the one hand, and Averion and all of the shareholders of Averion (the “Averion Shareholders”), on the other hand. Upon Closing, the Merger Agreement provides for a merger of Merger Sub with and into Averion (the “Reverse Merger”). As a result of the Reverse Merger, Averion would be the surviving corporation and a wholly-owned subsidiary of the registrant. The Merger Agreement then provides that immediately following the closing of the Reverse Merger, a forward merger will occur whereby Averion will be merged with and into Acquisition Sub (the “Forward Merger,” together with the Reverse Merger, the “Merger”). As a result of the Forward Merger, Acquisition Sub would be the surviving corporation and a wholly-owned operating subsidiary of the registrant (the “Surviving Corporation”).

At the Closing, the registrant would purchase all of the outstanding capital stock of Averion. In exchange for all such outstanding capital stock of Averion, the Averion Shareholders would receive from the registrant, in the aggregate: (i) five million six hundred fifty thousand dollars ($5,650,000) in cash (the “Cash Consideration”); (ii) two year promissory notes in the aggregate principal amount of seven hundred thousand dollars ($700,000) (the “Note A Consideration”); (iii) five year promissory notes in the aggregate principal amount of five million seven hundred thousand dollars ($5,700,000) (the “Note B Consideration” and together with the Note A Consideration, the “Note Consideration”); (iv) forty five million two hundred forty five thousand four hundred fifty five (45,245,455) shares of the registrant’s common stock (the “Common Stock Consideration”); and (v) eight thousand three hundred (8,300) shares of the registrant’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”), stated value $1,000 per share, (the “Preferred Stock Consideration,” together with the Cash Consideration, the Note Consideration and the Common Stock Consideration, the “Merger Consideration”).

The Series E Preferred Stock, if issued in connection with the Merger, would be senior in rights, preferences and privileges to the shares of the registrant’s common stock and pari passu with the registrant’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”), except that: (i) the Series E Preferred Stock would not have protective voting provisions; (ii) the Series E Preferred Stock would not have anti-dilution rights; and (iii) the Series E Preferred Stock would not have the right to vote as a separate class to elect members to the registrant’s Board of Directors (the “Board”).

At the Closing, each outstanding share of Averion common stock will no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and Averion Shareholders shall cease to have any rights with respect thereto, except the right to receive their portion of the Merger Consideration.

In addition, in connection with the Closing it is expected that Dr. Lavin will enter into an employment agreement (the “Employment Agreement”) and a non-competition and non-solicitation agreement (the “Non-Competition Agreement”) with the registrant and that all of the Averion Shareholders will enter into certain lock-up agreements with the registrant restricting the sale or transfer of any shares included in the Common Stock Consideration or Preferred Stock Consideration (the “Lock-Up Agreements”).

The Merger Agreement also provides that effective as of the Closing, Dr. Lavin would be appointed to the Board and that at the Closing or sometime thereafter, one current member of the registrant’s Board would resign and the remaining members of registrant’s Board shall appoint a new director, who shall be designated by Dr. Lavin with the consent of the remaining members of the registrant’s Board, which shall not be unreasonably withheld, to fill such vacancy.

The Closing is subject to certain conditions, including, without limitation, the following:

•     the representations and warranties of each of the parties shall be true and correct in all material respects as of the Closing;

•     the parties shall have performed each of their respective covenants and agreements under the Merger Agreement prior to the Closing;

•     the registrant shall have completed its financial, business and legal due diligence investigation of Averion to the registrant’s satisfaction;

•     the registrant shall have received certain opinions from Averion’s legal counsel with respect to due organization of Averion, authorization of Averion and compliance with restrictions to which Averion is subject;

•     Averion shall have received certain opinions from the registrant’s legal counsel with respect to due organization of the registrant, authorization of the registrant and compliance with restrictions to which the registrant is subject; and

•     there shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute any change, effect, event or occurrence that is materially adverse to the financial condition, assets, properties, business or operations of Averion.

In addition, the Merger Agreement may be terminated:

•     by the mutual written consent of the parties to the Merger Agreement;

•     by either Averion or the registrant, if the Closing has not taken place prior to July 31, 2006; provided, however, that the right to terminate shall not be available if the party seeking to terminate is responsible for the delay;

•     by either Averion or the registrant if any court of competent jurisdiction has issued an order, judgment or decree restraining or enjoining the Merger;

•     by Averion if the registrant, Merger Sub or Acquisition Sub breaches any representation, warranty, covenant or agreement in the Merger Agreement and the breach is not cured on or before thirty (30) business days following delivery of written notice of such breach; provided, however, that the right to terminate shall not be available to Averion if Averion is also in breach of any representation, warranty, covenant or agreement in the Merger Agreement at such time; or

•     by the registrant if Averion breaches any representation, warranty, covenant or agreement in the Merger Agreement and the breach is not cured on or before thirty (30) business days following delivery of written notice of such breach; provided, however, that the right to terminate shall not be available to the registrant if either the registrant, Merger Sub or Acquisition Sub is also in breach of any representation, warranty, covenant or agreement in the Merger Agreement at such time.

Pursuant to the Merger Agreement, neither Averion, nor any of its respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives shall, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any alternative acquisition proposal, (ii) enter into any agreement or take any other action that by its terms could reasonably be expected to adversely affect the ability of the parties to consummate the Merger, or (iii) directly or indirectly engage or otherwise participate in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of Averion, or otherwise assist, facilitate or encourage, any person (other than the registrant or any affiliate or associate thereof) relating to any acquisition proposal.

Further, pursuant to the Merger Agreement, Averion and the Averion Shareholders (collectively, the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless the registrant, Merger Sub, Acquisition Sub and the Surviving Corporation, and their respective officers, directors, employees, agents, shareholders and attorneys (all such persons and entities being collectively referred to as the “Indemnified Parties” and individually as an “Indemnified Party”) from, against, for and in respect of any Losses (as defined below) to the extent caused by or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Averion or Averion Shareholders in the Merger Agreement; provided that no Indemnified Party shall be entitled to indemnification for any Losses until the aggregate amount of such Losses under all claims for Indemnified Parties exceeds twenty five thousand dollars ($25,000) (the “Threshold”), at which time the Indemnified Parties shall be entitled to indemnification for all Losses, not just those in excess of the Threshold. The indemnification obligations of the Indemnifying Parties and the repayment of any Losses must be satisfied first by a purchase price adjustment to be accomplished by a right of the registrant to offset the amount of such Losses, up to a maximum aggregate of two million five hundred thousand dollars ($2,500,000), for which any Indemnified Party would be entitled to indemnification against the Principal Amount of the Note Consideration. If the Indemnified Parties incur Losses and exercise their right to offset and reduce, on a pro rata basis, the Principal Amount of the Note Consideration by the amount of any Losses, the Indemnified Parties shall, as soon as practicable, deliver to the Indemnifying Parties, promissory notes for cancellation and reissuance to reflect the adjusted Principal Amount; provided however, that this right of offset of the Indemnified Parties shall not be the sole and exclusive remedy, and each Indemnified Party shall be entitled to any other available remedy against the Indemnifying Parties to the extent that the remedy provided for is not adequate to compensate such Indemnified Party for Losses incurred. The “Principal Amount” shall be the principal amount of the Note Consideration on the date hereof, except that as such principal amount outstanding pursuant to the Note Consideration shall be adjusted from time to time in accordance with the Merger Agreement, and all references to the Principal Amount herein shall mean the principal amounts of the Note Consideration as so adjusted. In the Merger Agreement, the term “Losses” refers to any damages (including consequential, indirect and special damages), claim, demand, settlement, judgment, award, fine, penalty, tax, costs (including costs of investigation) and expenses (including legal fees and expenses, whether relating to a third-party claim, an action by an Indemnified Party to enforce its rights under the Merger Agreement or any other action, proceeding or claim), injury, decline or diminution in value, lost opportunity, lost profits, liability (contingent or otherwise) that any Indemnified Party may sustain or incur.

All costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

If the Merger is consummated, the registrant intends to change its name to Averion Inc.

The Interim Operating Agreement

On July 6, 2006, the registrant entered into an Interim Operating Agreement with Averion (the “Interim Operating Agreement”) pursuant to which the registrant engaged Averion as an independent consultant to perform certain services related to the day-to-day operations of the registrant pending the closing of the Merger contemplated by the Merger Agreement.

Pursuant to the Interim Operating Agreement, Averion appointed Dr. Lavin and Scott Millman as its representatives responsible for providing the management services pursuant to the Interim Operating Agreement. In effect, Dr. Lavin and Mr. Millman will be obligated under the Interim Operating Agreement to provide management services to the registrant in connection with the day-to-day operations of the registrant, subject to the oversight of the Board.

In consideration for the services provided pursuant to the Interim Operating Agreement, Averion shall be paid $50,000 per month during the term of the Interim Operating Agreement, pro rated for any partial month based on the number of working days within such month; provided, however, that all such amounts shall be paid in one lump sum to Averion upon the earliest to occur of:  (i) the Closing, or (ii) the termination of the Interim Operating Agreement. The registrant may terminate the Interim Operating Agreement at any time in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.

By:	/s/ Alastair McEwan
Alastair McEwan
Chief Executive Officer

Dated:  July 7, 2006